UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

Lyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-82154	01-0579490
(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 125, Emeryville, CA 94608
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (800) 768-2929

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On May 4, 2015, Lyris, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LY Acquisition Corp., a Delaware corporation (the “Buyer”).

Pursuant to the Merger Agreement, the Buyer will merge with and into the Company (the “Merger”), with the Company surviving the Merger. As a result of the Merger, each issued and outstanding share of the Company’s Series A preferred stock (the “Preferred Stock”) and the Company’s common stock (the “Common Stock”) not owned by the Buyer or the Company as of the effective time of the Merger (other than shares held by stockholders of the Company who have validly exercised their appraisal rights under Delaware law) will be converted into the right to receive $2.50 (the “Preferred Consideration”) and $0.89 (the “Merger Consideration”), respectively, in cash, without interest and subject to any required tax withholding. Upon the consummation of the Merger, the Company will become a subsidiary of Aurea Software, Inc.

All stock options of the Company have a per share exercise price greater than the per share Merger Consideration. As a result, all stock options of the Company will be cancelled upon consummation of the Merger and the holders of such stock options will not have any right to receive any consideration in respect thereof.

The Company has made various representations, warranties and covenants in the Merger Agreement, including, among others, covenants (1) to file a proxy statement and cause a special stockholder meeting to be held regarding the adoption of the Merger Agreement and approval of the Merger, (2) subject to certain exceptions, for the board of directors of the Company not to withdraw or modify its recommendation of the Merger to the Company’s stockholders, (3) not to solicit, initiate or take any other action to facilitate a third party in making an “acquisition proposal” and (4) subject to certain exceptions, not to provide information to such third party in connection with or in response to such acquisition proposal, or participate in any discussions or negotiations regarding, or approve or recommend, any alternative acquisition proposal. The board of directors of the Company, as recommended by the Special Committee, has unanimously adopted resolutions approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommending the adoption of the Merger Agreement by Company’s stockholders, and has agreed to convene and hold a stockholder meeting for the purpose of obtaining such stockholder approval.

The Buyer plans to finance the transaction with equity financing committed from ESW Capital, LLC, an affiliate of the Buyer (the “Fund”), pursuant to the terms of an equity commitment letter, dated as of May 4, 2015, executed in favor of the Buyer (the “Equity Commitment Letter”). The Equity Commitment Letter provides that on the terms and subject to the conditions set forth therein, the Fund irrevocably commits to purchase, at or prior to the consummation of the Merger, debt securities of the Buyer in an aggregate amount not less than $16.5 million (the “Commitment Amount”), the proceeds of which will be used, as needed, solely to fund the amounts payable by the Buyer pursuant to the Merger Agreement. The Fund’s obligation to fund the Commitment Amount is subject to the satisfaction or waiver of all the conditions in the Merger Agreement and the Merger Agreement not having been terminated. The Company is an express third party beneficiary of the Equity Commitment Letter.

The completion of the Merger is subject to the satisfaction or waiver of a number of closing conditions, including, among others, adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock and the holders of a majority of the outstanding shares of Preferred Stock and Common Stock voting together as a single class on an as-converted basis, and the accuracy of the other party’s representations and warranties, subject to materiality qualifiers.

The Merger Agreement also includes termination provisions for both the Company and the Buyer. If the Company terminates the Merger Agreement in order to accept a superior offer or the Buyer terminates the Merger Agreement in connection with the withdrawal by the board of the directors of the Company of its recommendation in favor of the Merger or in certain other specified circumstances, the Merger Agreement provides that the Company must pay the Buyer a termination fee of $400,000.

The foregoing description of the Merger Agreement and the Equity Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Equity Commitment Letter, a copy of which is attached hereto as Exhibit 2.1 and Exhibit 99.1, respectively, and incorporated herein by reference.

The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules delivered by the Company to the Buyer in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company at the time they were made and should consider the information in the Merger Agreement in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”). Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Limited Guarantee

In order to induce the Company to enter into the Merger Agreement, on May 4, 2015, the Fund executed a guarantee in favor of the Company (the “Guarantee”) in which the Fund agreed to guarantee the due and punctual performance and discharge by the Buyer of its payment obligations to the Company under the provisions of the Merger Agreement governing damages for fraud if, as and when those obligations become payable under and in accordance with the terms of the Merger Agreement, provided that in no event shall the Fund’s liability for any amount that becomes payable exceed $1.35 million.

The foregoing description of the Guarantee does not purport to be complete and is qualified in its entirety by reference to the Guarantee, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Voting Agreement

As a condition and material inducement to the Buyer’s willingness to enter into and perform its obligations under the Merger Agreement, William T. Comfort III, LDN Stuyvie Partnership, Lyr, Ltd., 65 BR Trust and Meudon Investments (collectively, the “Lyris principal stockholders”), entered into a voting agreement with the Buyer, dated as of May 4, 2014 (the “Voting Agreement”), pursuant to which the Lyris principal stockholders agreed, among other things, to vote all shares of the Common Stock and Preferred Stock owned by them in favor of the Merger and the adoption of the Merger Agreement.

Under the terms of the Voting Agreement, each of the Lyris principal stockholders irrevocably appointed the Buyer and any senior executive officer thereof, as its proxy to vote in the manner described above all shares of the Company’s outstanding Common Stock and Preferred Stock held by each such stockholder. In addition, the Lyris principal stockholders agreed, subject to certain exceptions, not to transfer any of the shares owned by them, enter into any agreement, arrangement or understanding (other than with the Buyer), or knowingly take any other action that violates or conflicts with the Lyris principal stockholder’s representations, warranties, covenants and obligations under the Voting Agreement, or take any action that could restrict or otherwise affect the Lyris principal stockholders’ legal power, authority and right to comply with and perform the covenants and obligations under the Voting Agreement.

The obligations of the Lyris principal stockholders under the Voting Agreement continue until the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the closing of the Merger, (c) the delivery of written notice of termination by any of the Lyris principal stockholders to the Buyer following the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date of the Voting Agreement, in each case, that results in (i) a decrease in the consideration payable to such stockholder with respect to the Merger or (ii) a change in the form of consideration payable to such stockholder with respect to the Merger effected without the prior written consent of such stockholder, and (d) the delivery of written notice by the Buyer to such stockholder of termination of the Voting Agreement.

 As of May 4, 2015, approximately 70.6% of the outstanding shares of the Company’s Common Stock and Preferred Stock (on an as-converted to Common Stock basis) are subject to the Voting Agreement.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached hereto as Exhibit 99.3 and incorporated herein by reference.

Item 8.01	Other Events.

On May 4, 2015, the Company issued a press release announcing the execution of the Merger Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 4, 2015, by and between Lyris, Inc. and LY Acquisition Corp.*
99.1	Equity Commitment Letter, dated as of May 4, 2015, by and between ESW Capital, LLC and LY Acquisition Corp.
99.2	Guarantee, dated as of May 4, 2015, by ESW Capital, LLC in favor of Lyris, Inc.
99.3	Voting Agreement, dated as of May 4, 2015, by and among LY Acquisition Corp., William T. Comfort, III, LDN Stuyvie Partnership, 65 BR Trust, Ltd., Lyr, Ltd. and Meudon Investments.
99.4	Press Release, dated May 4, 2015 (incorporated by reference to the Soliciting Materials under Rule 14a-12 on Schedule 14A filed on May 5, 2015).

_______________________________

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Lyris agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

Important Additional Information

Lyris plans to file with the SEC and furnish to its stockholders a proxy statement in connection with the proposed transaction. Investors and security holders of Lyris are urged to read the proxy statement and the other relevant materials when they become available because such materials will contain important information about Lyris, LY Acquisition Corp. and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all other documents filed by Lyris with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents Lyris files with the SEC by directing a written request to Lyris Technologies, Inc., 6401 Hollis Street, Suite 125, Emeryville, CA 94608, Attention: Secretary. Copies of Lyris’ filings with the SEC may also be obtained at the “Investor Relations” section of Lyris’ website at www.lyris.com.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION.

Participants in the Solicitation

Lyris and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Lyris in connection with the proposed transaction. Information about those directors and executive officers of Lyris, including their ownership of Lyris securities is provided in Lyris’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and will be set forth in the proxy statement regarding the proposed transaction. Investors and security holders may obtain additional information regarding the direct and indirect interests of Lyris and its directors and executive officers in the proposed transaction by reading the proxy statement and other public filings referred to above.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transaction, the anticipated results of the transaction, including synergies and market footprint, the timing of the transaction, the impact on Lyris’ stock and Lyris’ plans with regard to the proxy statement. Lyris intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of Lyris, may be identified by use of the words “anticipates,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “forecasts,” “likely,” “may,” “predict,” “potential,” “projects,” “should,” “will,” “intends,” “plan” or “would” or the negative of these terms or similar expressions. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements. Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the effect of the announcement of the Merger on Lyris’ business relationships, operating results and business generally, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the payment of any termination fee, the ability to satisfy the closing conditions set forth in the Merger Agreement, including obtaining the required stockholder approval, the ability of the parties to consummate the proposed transaction and those risks set forth in Lyris’ Annual Report on Form 10-K for the year ended June 30, 2014 under “Risk Factors” and in other reports subsequently filed with the SEC. Except as expressly required by law, Lyris undertakes no obligation to update any forward-looking statements, which speak only as of the date of this news release. All forward-looking statements in this Current Report on Form 8-K are qualified in their entirety by this cautionary statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2015	LYRIS, INC.
	By:	/s/ John Philpin
John Philpin
Chief Executive Officer

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of May 4, 2015, by and between Lyris, Inc. and LY Acquisition Corp.*
99.1	Equity Commitment Letter, dated as of May 4, 2015, by and between ESW Capital, LLC and LY Acquisition Corp.
99.2	Guarantee, dated as of May 4, 2015, by ESW Capital, LLC in favor of Lyris, Inc.
99.3	Voting Agreement, dated as of May 4, 2015, by and among LY Acquisition Corp., William T. Comfort, III, LDN Stuyvie Partnership, 65 BR Trust, Ltd., Lyr, Ltd. and Meudon Investments.
99.4	Press Release, dated May 4, 2015 (incorporated by reference to the Soliciting Materials under Rule 14a-12 on Schedule 14A filed on May 5, 2015).

_______________________________

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Lyris agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.